Exhibit 99.1

Press Release	Source: Avatar Systems, Inc.

Avatar Systems, Inc. Reports Second Quarter and Six Month Results
Thursday August 23, 8:00 am ET

Revenues Increase 36.4% for Six Months and 5.1% for 2nd Quarter

FRISCO, TX--(MARKET WIRE)--Aug 23, 2007 -- Avatar Systems, Inc. (OTC BB:AVSY.OB - News) today announced 2nd Quarter and six month results for the period ending June 30, 2007. Revenues for the 2nd Quarter were $973,423 and increased 5.1% over the corresponding period of 2006 which had revenues of $926,288. For the six month period, 2007 revenues were $1,939,672 compared to $1,421,878 for 2006, a 36.4% increase. Maintenance revenues for the 2nd Quarter increased 73.8% to $651,099 from $374,685 in 2006. Other revenue components were down for the 2nd Quarter following a very strong first Quarter of 2007.

Net income was $15,472 for the 2007 2nd Quarter compared to $168,050 for 2006. Net Income was impacted by a significant increase in amortization expense and interest expense, which are related to the Questa acquisition made in August of 2006. Amortization expense (non-cash) increased $91,586 and interest expense increased $66,064 for the 2nd Quarter of 2007 versus the 2nd Quarter of 2006. Fully diluted shares outstanding increased 11.7% to 9,874,323 shares for six months ended June 30, 2007.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc., commented, "Our revenue components other than maintenance were down and we expect that to be a 2nd Quarter abnormality. Avatar anticipates releasing two significant new modules for its current and new customers in the 4th Quarter 2007. These modules will produce significant sales in the 4th Quarter 2007 and the first and second Quarter's of 2008. In addition, Avatar is making a contractually allowed, across the board Software Maintenance rate increase of 6.7% to current and future customers. This increase will affect all subsequent quarters beginning September 1, 2007."

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging/document management systems, disaster recovery services and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Avatar Systems, Inc.
STATEMENT OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
Software	$170,924	$306,768	$314,675	$383,468
Maintenance	651,099	374,685	1,277,393	708,074
Professional services	148,752	153,628	325,643	215,860
Hardware	2,648	91,207	21,961	114,476

Total revenue	973,423	926,288	1,939,672	1,421,878

Cost of revenue:
Software	42,201	124,514	102,252	163,017
Maintenance	111,909	69,334	229,508	129,001
Professional services	53,867	28,186	109,793	46,854
Hardware	1,990	77,654	18,918	91,627

Total cost of revenue	209,967	299,688	460,471	430,499

Gross profit	763,456	626,600	1,479,201	991,379

Operating expenses:
Sales and marketing	120,347	63,348	226,258	139,037
General and administrative	313,715	161,723	624,253	300,809
Amortization	189,747	98,161	379,495	196,323
Depreciation	51,107	51,913	102,214	102,437

Total operating expenses	674,916	375,145	1,332,220	738,606

Operating income	88,540	251,455	146,981	252,773

Other income (expense):
Investment income	4,231	6,689	8,463	12,304
Loss on sales of marketable
Securities	-	(258)	(15)	(258)
Interest expense	(69,329)	(3,265)	(140,947)	(5,689)

Total other income (expense)	(65,098)	3,166	(132,499)	6,357

Income before income taxes	23,442	254,621	14,482	259,130

Deferred income tax expense	7,970	86,571	4,924	88,104

NET INCOME	$15,472	$168,050	$9,558	$171,026

Other comprehensive income, net of tax
Unrealized gain on marketable
Securities	3,998	1,526	4,521	9,641
Deferred income tax expense	1,359	519	1,537	3,278

Other comprehensive income	2,639	1,007	2,984	6,363

Total comprehensive income	$18,111	$169,057	$12,542	$177,389

Net income per share:
Basic and diluted	$-	$0.02	$-	$0.02

Weighted average common shares outstanding:

Basic	9,038,152	8,838,152	9,038,152	8,838,152

Diluted	9,874,323	8,838,152	9,874,323	8,838,152

Contact:
Investor Relations Contact:
The Eversull Group, Inc.
Jack Eversull
972-378-7917
972-378-7981 (fax)
Email Contact

Source: Avatar Systems, Inc.